Filed pursuant to Rule 433

Dated March 22, 2007

Relating to

Prospectus Supplement Dated March 22, 2007 to

Registration Statement No. 333-141486

Dated March 22, 2007

Wyeth

$500,000,000 5.450% Notes due 2017

Issuer:	Wyeth
Size:	$500,000,000
Security Type:	Notes
Maturity:	April 1, 2017
Interest Rate:	5.450% per annum
Price to Public:	99.793% of face amount
Yield to maturity:	5.477%
Spread to Benchmark Treasury:	0.890%
Benchmark Treasury:	4.625% due February 15, 2017
Benchmark Treasury Spot and Yield:	100-9+ / 4.587%
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2007
Redemption Provisions:
Make-whole call	At any time at a discount rate of Treasury plus 20 basis points
Trade Date:	March 22, 2007
Settlement Date:	March 27, 2007 (T+3)
Denominations	$2,000 x $1,000
Expected Ratings:	Moody’s: A3 Standard & Poor’s: A Fitch: A-
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. at 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Wyeth

$2,000,000,000 5.950% Notes due 2037

Issuer:	Wyeth
Size:	$2,000,000,000
Security Type:	Notes
Maturity:	April 1, 2037
Interest Rate:	5.950% per annum
Price to Public:	99.321% of face amount
Yield to maturity:	5.999%
Spread to Benchmark Treasury:	1.200%
Benchmark Treasury:	4.500% due February 15, 2036
Benchmark Treasury Spot and Yield:	95-11 / 4.799%
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2007
Redemption Provisions:
Make-whole call	At any time at a discount rate of Treasury plus 25 basis points
Trade Date:	March 22, 2007
Settlement Date:	March 27, 2007 (T+3)
Denominations	$2,000 x $1,000
Expected Ratings:	Moody’s: A3 Standard & Poor’s: A Fitch: A-
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. at 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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